Exhibit 23.1

RSM US LLP

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-58127 and 333-185143) on Form S-8 of Telephone and Data Systems, Inc. and (No. 333-42366) on Form S-8 of United States Cellular Corporation of our report dated June 10, 2020, relating to our audit of the financial statements and supplemental schedule of Telephone and Data Systems, Inc. Tax-Deferred Savings Plan, which appears in this Annual Report on Form 11-K of Telephone and Data Systems, Inc. Tax-Deferred Savings Plan for the year ended December 31, 2019.

By:	/s/ RSM US LLP
RSM US LLP

Indianapolis, Indiana
June 10, 2020

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